Exhibit 10.20

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the “Agreement”) is dated as of February 24, 2015, by and among Benefitfocus, Inc., a Delaware corporation (the “Company”), and Mercer LLC, a Delaware limited liability company (the “Investor”) and a wholly owned subsidiary of Marsh & McLennan Companies, Inc., a Delaware corporation (“Parent”).

BACKGROUND

A. The Company and the Investor are executing and delivering this Agreement in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933 (the “Securities Act”), and/or Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act.

B. The Investor wishes to purchase, and the Company wishes to sell and issue to the Investor, upon the terms and subject to the conditions stated in this Agreement, an aggregate of 2,817,526 shares of the Common Stock (as adjusted by any stock split, dividend or other distribution, recapitalization or similar event, the “Shares”) and the Warrant (as defined below).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person; provided that neither the Investor nor any of its Affiliates, on the one hand, nor the Company or any Subsidiary, on the other hand, shall be deemed to be Affiliates of one another. For purposes hereof, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning set forth in the Preamble.

“Alliance Agreement” means the Mercer Exchange Software as a Service Agreement, dated as of April 1, 2013, between the Company and Mercer Health & Benefits LLC, a Delaware limited liability company, and amended through the date hereof, including all exhibits, schedules and annexes thereto, and as amended and/or restated from time to time.

“Applicable Law” collectively means, with respect to any Person, any and all domestic or foreign federal, state or local laws (statutory, common or otherwise), codes, rules,

regulations, and governmental, judicial or administrative decrees, orders and decisions that are applicable to such Person, this Agreement, the other Transaction Documents, including the U.S. Gramm-Leach-Bliley Act of 1999, the U.S. Fair Credit Reporting Act of 1970, the Health Insurance Portability and Accountability Act of 1996, the Foreign Corrupt Practices Act of 1977, the U.S. Bank Secrecy Act, orders and guidelines of the Office of Foreign Assets Control and the USA Patriot Act, and any other applicable data protection, privacy, consumer protection or confidentiality laws or regulations (including the rules and regulations of any self-regulatory organization to which such Person or its securities are subject, including all applicable Trading Markets).

“beneficial owner,” “beneficially owns,” “beneficial ownership” and terms of similar import have the meaning set forth in Rule 13d-3 under the Exchange Act (i) assuming the full conversion into, and exchange and exercise for, shares of Common Stock of all Equity Securities beneficially owned by the applicable Person and (ii) determined without regard for the number of days in which such Person has the right to acquire such beneficial ownership; provided that, for purposes of any determination of the beneficial ownership of any securities by the Investor Group, any securities beneficially owned by any members of any Investor 13D Group other than the members of the Investor Group shall not be deemed to be beneficially owned by the Investor Group unless members of the Investor Group have a pecuniary interest in such securities.

“Board” has the meaning set forth in Section 2.2.

“Board Observer Letter Agreement” means the letter agreement substantially in the form attached hereto as Exhibit A.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by Applicable Law to remain closed.

“Change of Control” of a party means any of the following transactions: (a) a merger, consolidation or other reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor entity are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the Persons who beneficially owned that party’s outstanding voting securities immediately prior to such transaction; (b) a sale, transfer or other disposition of twenty percent (20%) or more of that party’s consolidated assets; or (c) any transaction or series of transactions pursuant to which any Person or any group of Persons (other than the Company Existing Control Group, with respect to the Company) comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Exchange Act becomes directly or indirectly the beneficial owner of securities possessing more than twenty percent (20%) of the total combined voting power of that party’s securities (as measured in terms of the power to vote with respect to the election of the board of directors or other similar governing body) outstanding immediately after the consummation of such transaction or series of transactions, whether such transaction involves a direct issuance from that party or the acquisition of outstanding securities held by one or more of that party’s existing stockholders.

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company” has the meaning set forth in the Preamble.

“Company Existing Control Group” means Mason R. Holland, Jr., Shawn A. Jenkins, The Goldman Sachs Group, Inc. and Oak Investment Partners XII, L.P., and any and all Affiliates of any of them.

“Competing Bid” shall mean an offer by any member of the Investor Group or any Investor 13D Group to acquire Voting Stock of the Company that, if consummated, would result in a Change of Control of the Company; provided that such offer follows a publicly announced offer by any Person (other than any member of the Investor Group or any Investor 13D Group) that, if consummated, would result in a Change of Control of the Company.

“DGCL” has the meaning set forth in Section 3.1(q).

“Disclosure Materials” has the meaning set forth in Section 3.1(h).

“Equity Securities” has the meaning set forth in Section 6.1.

“Exceptions Letter” has the meaning set forth in the lead-in paragraph to Section 3.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Securities” has the meaning set forth in Section 6.5.

“Exercise Notice” has the meaning set forth in Section 6.2.

“First Amendment to the Rights Agreement” means the First Amendment to the Second Amended and Restated Investors’ Rights Agreement, dated as of the date hereof, among the Company, the Investor and the Company Existing Control Group.

“Fundamental Representations” has the meaning set forth in Section 7.10.

“GAAP” has the meaning set forth in Section 3.1(h).

“Governmental Authority” means any domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, or any non-governmental self-regulatory organization, agency, commission or authority.

“Insolvent” has the meaning set forth in Section 3.1(i).

“Intellectual Property” means any and all rights, title and interest in and to all intellectual property or similar proprietary rights arising under the Applicable Law of the United States, any other jurisdiction or any treaty regime or international convention throughout the world, including without limitation: (i) patents and patent continuations, divisionals, reexaminations, substitutions and reissues; (ii) trademarks, service marks, corporate names, trade names, service names, brands, trade dress, designs, logos and Internet domain names, and the goodwill associated therewith; (iii) copyrights, works of authorship, moral rights, data and database rights; (iv) trade secrets, know-how, innovations, concepts, research and development, and inventions (whether or not patentable or reduced to practice); and (v) all applications, extensions, renewals or translations and other derivative work of the foregoing in sub-clauses (i) through (iv).

“Investor” has the meaning set forth in the Preamble.

“Investor Controlled Entity” shall mean an entity of which the Investor collectively owns or controls, directly or indirectly, not less than a majority of the outstanding voting power entitled to vote in the election of directors of such entity (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity).

“Investor Group” means, collectively, Parent and its controlled Affiliates, including the Investor and the Investor Controlled Entities (other than any director, officer or employee of any of the foregoing).

“Investor Observer” has the meaning set forth in Section 4.4.

“Investor 13D Group” means any 13D Group of which any member of the Investor Group is a member, other than any 13D Group whose only members are members of the Investor Group.

“Lien” means, with respect to any asset, any pledge, lien, collateral assignment, security interest, encumbrance, right of first refusal, preemptive rights, any other third-party right of any kind, mortgage, deed of trust, title retention, conditional sale or other security arrangement, or adverse claim of title.

“Material Adverse Effect” means (i) a material adverse effect on the legality, validity, or enforceability of any of the Transaction Documents, the Rights Agreement or the Alliance Agreement, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole on a consolidated basis, or (iii) a material adverse effect on the Company’s ability to perform on a timely basis its obligations under any of the Transaction Documents, the Rights Agreement or the Alliance Agreement.

“Material Contract” has the meaning set forth in Section 3.1(t).

“Material Permits” has the meaning set forth in Section 3.1(m).

“Nasdaq” has the meaning set forth in Section 3.1(e).

“Non-Voting Convertible Securities” means any securities of the Company that are convertible into, exchangeable for or otherwise exercisable to acquire Voting Stock of the Company, including convertible securities, warrants, rights or options to purchase Voting Stock of the Company.

“Organizational Documents” has the meaning set forth in Section 3.1(b).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, incorporated or unincorporated association, joint stock company, unincorporated organization, a government or any department, subdivision or agency thereof, or other entity of any kind.

“Preferred Stock” means the preferred stock of the Company, par value $0.001 per share.

“Proceeding” means an action, litigation, lawsuit, claim, suit, arbitration, audit, examination, investigation or proceeding (including a partial proceeding, such as a deposition), whether commenced or threatened in writing.

“Proposed Registered Transfer” has the meaning set forth in Section 6.2.

“Proposed Transfer” has the meaning set forth in Section 6.2.

“Proposed Transfer Notice” has the meaning set forth in Section 6.2.

“Purchase Price” has the meaning set forth in Section 2.1.

“Regulation D” has the meaning set forth in the Background.

“Rights Agreement” means the Second Amended and Restated Investors’ Rights Agreement dated as of September 18, 2013, by and between the Company and the Company Existing Control Group, as amended on the date hereof to make Investor a party thereto.

“ROFO” has the meaning set forth in Section 6.1.

“ROFO Agreement” means the Right of First Offer Agreement dated as of the date hereof among the Company, the Investor and the Company Existing Control Group.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” has the meaning set forth in the Background.

“SEC Reports” has the meaning set forth in Section 3.1(h).

“Securities Act” has the meaning set forth in the Background.

“Shares” has the meaning set forth in the Background.

“Subsidiary” means any entity (i) the securities or other ownership interests of which having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company or (ii) for which the Company directly or indirectly serves as the managing member or general partner.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of the Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of the Subsidiaries to a taxing authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of the Company or any of the Subsidiaries for the payment of any amount as a result of being party to any tax sharing agreement.

“Termination Date” has the meaning set forth in Section 4.4.

“13D Group” means any group of Persons that would be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D or Schedule 13G with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

“Total Current Voting Power” shall mean, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the election of members of the board of directors of the corporation if all securities entitled to vote in the election of such directors are present and voted (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity).

“Trading Day” means (a) any day on which the Shares are listed or quoted and traded on their primary Trading Market, or (b) if trading ceases to occur on any Trading Market, any Business Day.

“Trading Market” means the over-the-counter market or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

“Transaction Documents” means this Agreement, the Warrant, the First Amendment to the Rights Agreement, the ROFO Agreement and the Board Observer Letter Agreement.

“Transfer Agent” means Computershare or any successor transfer agent for the Company.

“Voting Stock” means shares of Common Stock and any other securities of the Company having the ordinary power to vote in the election of members of the Board.

“Warrant” means the Warrant for the Purchase of Shares of Common Stock of the Company substantially in the form attached as Exhibit B hereto.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, the Investor hereby agrees to purchase, and the Company hereby agrees to sell and issue to the Investor, the Shares at a price per share equal to $26.50 in cash, for the aggregate purchase price of $74,664,439.00 in cash (the “Purchase Price”).

2.2 Closing.

(a) The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, on the date hereof or the following Business Day, or at such other time or place as the Investor and the Company may agree.

(b) At the Closing, the Company shall deliver to the Investor (i) appropriate evidence of the issuance of the Shares in uncertificated form registered in the name of the Investor, (ii) a certificate executed by the secretary of the Company and dated as of the Closing Date, as to the certificate of incorporation, by-laws, foreign qualification, incumbency of the Company’s officers and good standing of the Company and the resolutions adopted by the Company’s Board of Directors (the “Board”) authorizing the transactions contemplated by the Transaction Documents, (iii) a certificate executed by an executive officer of the Company certifying that the conditions set forth in Sections 5.1(a) and 5.1(b) have been satisfied, (iv) the Warrant, duly executed by the Company, and (v) a Board Observer Letter Agreement, duly executed by the Company.

(c) At the Closing, the Investor shall deliver to the Company (i) the Purchase Price to the Company by wire transfer of immediately available funds to an account specified by the Company in writing at least two Business Days prior to the Closing Date, (ii) a certificate executed by an executive officer of the Investor certifying that the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied, (iii) the Warrant, duly executed by the Investor, and (iv) a Board Observer Letter Agreement, duly executed by the Investor and the initial Investor Observer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as disclosed in the SEC Reports (but excluding the “Risk Factors” section contained in such SEC Reports, and excluding forward-looking statements identifying risks and uncertainties that are not historical facts contained in such SEC Reports) or the exceptions letter delivered by the Company to the Investor concurrently with the execution hereof (the “Exceptions Letter”), the Company hereby represents and warrants to the Investor as of the date hereof and as of the Closing Date as follows:

(a) Subsidiaries. The Company has no Subsidiaries other than those listed on Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Lien and all the issued and outstanding shares of capital stock or other equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights. There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of any Subsidiary or (ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock, other equity interests or securities convertible into or exchangeable for capital stock or other equity interests of any Subsidiary. Neither the Company nor any of the Subsidiaries directly or indirectly owns any shares of capital stock or other equity interest in, or any securities convertible into or exchangeable or exercisable for any shares of capital stock or other equity interest in, any Person other than the Subsidiaries. No Subsidiary has any outstanding debt or other non-equity interests the holders of which have the right to vote, or are convertible into or exchangeable or exercisable for capital stock or other equity interests having the right to vote, with the stockholders of such Subsidiary on any matter.

(b) Organization and Qualification. Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite legal authority to own or lease and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation or by-laws or other organizational or charter documents (collectively, “Organizational Documents”). Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to the Investor prior to the date hereof true and complete copies of its certificate of incorporation and by-laws in effect as of the date hereof.

(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further consent or action is required by the Company, its officers, the Board or its stockholders. The issuance of the Shares and the Warrant do not require the approval of the stockholders of the Company. Each of the Transaction Documents has been (or upon delivery will be) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other Applicable Laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies.

(d) No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s Organizational Documents, (ii) materially conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any material right of consent, termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of any material right or obligation of the Company or any Subsidiary under, or give rise to a loss of any material benefit to which the Company or any Subsidiary is entitled under, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any Applicable Law.

(e) Filings, Consents and Approvals. The Company is not required to obtain any approval, consent, waiver, authorization or order of, give notice to, make any filing or registration with, any Governmental Authority or other Person, or observe any statutory waiting period relating thereto, in connection with the execution, delivery or performance by the Company of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, other than (i) compliance with any applicable requirements of the HSR Act, (ii) any filings required to comply with the Company’s registration obligations under the Rights Agreement, (iii) the application to the Nasdaq Global Select Market (“Nasdaq”) for the listing of the Shares for trading thereon in the time and manner required thereby and (iv) filings required under applicable U.S. federal and state securities laws.

(f) The Shares. The Shares have been duly authorized and reserved for issuance and, when issued and paid for in accordance with the Transaction Documents, will be newly, duly and validly issued, fully paid and nonassessable, free and clear of all Liens and will not be subject to preemptive rights, rights of first refusal, any similar rights of stockholders or any other limitation or restriction, except as provided for herein or in the Rights Agreement, and except as a result of the Shares having been issued pursuant to an exemption from registration under the Securities Act. The shares of Common Stock issuable pursuant to the Warrant have been duly authorized and reserved for issuance and, when issued and paid for upon exercise of the Warrant, will be newly, duly and validly issued, fully paid and nonassessable, free and clear of all Liens and will not be subject to preemptive rights, rights of first refusal, any similar rights of stockholders or any other limitation or restriction, except as provided for herein or in the Rights Agreement, and except as a result of such shares having been issued pursuant to an exemption from registration under the Securities Act.

(g) Capitalization. As of February 23, 2015, the aggregate number of shares and type of all authorized, issued and outstanding classes of capital stock, options and other securities of the Company (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Company) consists of (i) 50,000,000 authorized shares of Common Stock, with 25,642,334 shares of Common Stock outstanding; (ii) 5,000,000 shares of Preferred Stock, none of which are outstanding; and (iii) 5,036,456 shares of Common

Stock reserved for issuance upon the exercise of employee stock options and/or restricted stock units. Since February 23, 2015, the Company has not issued or granted, as applicable, any capital stock, options or other securities of the Company (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Company). All outstanding shares of capital stock have been duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws and regulations, the Company’s Organizational Documents and all stockholders’ agreements now and at the relevant time of issuance in effect. Except as disclosed in the first sentence of this Section 3.1(g), there are no outstanding options, warrants, rights to subscribe to, calls, phantom stock rights or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or any agreement giving any Person any right to subscribe for or acquire, or sell to the Company, or requiring the Company to repurchase or redeem from any Person, any shares of Preferred Stock, Common Stock or any other capital stock or other equity interests of the Company, or securities or rights convertible or exchangeable into shares of Preferred Stock, Common Stock or any other capital stock or other equity interests of the Company. The Company has no outstanding debt or other non-equity interests the holders of which have the right to vote, or which are convertible into or exchangeable or exercisable for capital stock or other equity interests having the right to vote, with the stockholders of the Company on any matter. There are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) and the issuance and sale of the Shares will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Investor) and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities. To the knowledge of the Company, except as disclosed on Schedules 13D and Schedules 13G on file with the SEC and except pursuant to this Agreement, no Person or group of related Persons beneficially owns or has the right to acquire, by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of five percent (5%) of the outstanding Common Stock.

(h) SEC Reports; Financial Statements. The Company has timely filed all reports required to be filed by it under the Securities Act and the Exchange Act. Such reports required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, together with any materials filed or furnished by the Company under the Securities Act and the Exchange Act, whether or not any such reports were required, being collectively referred to herein as the “SEC Reports” and, together with the Exceptions Letter, the “Disclosure Materials”. As of their respective filing or effective dates, as applicable, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed by the Company or declared effective, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to the Investor prior to the date hereof the current drafts as of the date hereof of the Company’s press release announcing its earnings, and the Company’s Annual Report on Form 10-K, in each case, for the fiscal year ended December 31, 2014, and neither such press release nor such Form 10-K will, when issued or filed, as applicable, after the date hereof, differ in any material respect from the last draft thereof made available to the Investor prior to the execution hereof. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of the filing of such SEC Reports. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP for audited financial statements, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries taken as a whole as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i) No Change. Except as otherwise disclosed in the SEC Reports, since December 31, 2013, (A) there has been no event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (B) the Company and the Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, and neither the Company nor any of the Subsidiaries have incurred any liabilities (contingent or otherwise) other than those arising from operations in the ordinary course of business consistent with past practice, and (C) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders, or purchased, redeemed, or made any agreements to purchase or redeem any shares of its capital stock. The Company is not currently negotiating with any Person other than the Investor regarding any issuance of shares of capital stock of the Company to such Person, and the Company has no current intent to do so. Neither the Company nor any of the Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company believe that its or the Subsidiaries’ creditors intend to initiate involuntary bankruptcy Proceedings or have any knowledge of any fact which would reasonably lead any such creditor to do so. Neither the Company nor any of the Subsidiaries is Insolvent (as hereinafter defined), and will not be Insolvent after giving effect to the transactions contemplated hereby to occur at the applicable Closing. For purposes of this Section 3.1(i), “Insolvent” means (i) the present fair saleable value of the applicable Person’s assets is less than the amount required to pay such Person’s total indebtedness, (ii) the applicable Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (iii) the applicable Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(j) Litigation. There is not, and since January 1, 2011 has not been, any material Proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any of its properties. Neither the Company nor any Subsidiary is, or since January 1, 2011 has been, a party or subject to any material order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no material Proceeding by the Company or any Subsidiary currently pending or which the Company or any Subsidiary intends to initiate.

(k) Key Employees. There are no currently effective employment contracts, offer letters containing economic terms, consulting agreements, deferred compensation arrangements, bonus plans, incentive plans, profit sharing plans, retirement agreements or other employee compensation plans or agreements containing terms and conditions that would result in the material payment to any employee or former employee of the Company or any of its Subsidiaries of any material money or other property or the acceleration, vesting or provision of any other material rights or benefits to any employee or former employee of the Company or any of its Subsidiaries by virtue of the issuance of the Shares pursuant to this Agreement or the other transactions contemplated or permitted by the Transaction Documents (either alone or upon the occurrence of any other event). As of the date hereof, no key employee of the Company or any of the Subsidiaries has given notice, nor is the Company aware, that any such key employee intends to terminate his or her employment with the Company or any of the Subsidiaries.

(l) Stockholders’ Agreements. Except as required pursuant to the Rights Agreement, the Company is presently not under any obligation, and has not granted any rights, to register any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued that have not expired or been satisfied. Except for the Rights Agreement and the Second Amended and Restated Voting Agreement, dated September 23, 2013, by and between the Company and the Company Existing Control Group, there are no stockholders agreements, voting agreements, right of first offer or other similar agreements or understandings with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(m) Compliance with Laws; Permits. The Company and each of its Subsidiaries is, and since January 1, 2011 has been, in material compliance with all Applicable Law. The Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate Governmental Authority necessary to conduct their respective businesses as described in the SEC Reports (“Material Permits”), neither the Company nor any of the Subsidiaries is in violation of any of the Material Permits and since January 1, 2013, neither the Company nor any Subsidiary has received any notice from any Governmental Authority relating to any material violation of Applicable Law or the revocation or modification of any Material Permit.

(n) Offering Valid. Assuming the accuracy of the representations and warranties of the Investor contained in Section 3.2 hereof, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

(o) Private Placement. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares. Neither the Company nor any of its Affiliates nor, any Person acting on the Company’s behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D in connection with the offer and sale by the Company of the Shares as contemplated hereby or (ii) cause the offering of the Shares pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any Applicable Law or stockholder approval provisions, including under the rules and regulations of any Trading Market in a manner which would require any stockholder approval.

(p) Placement Agent’s Fees. The Company has not employed any broker, investment banker, finder or other Person in a similar capacity and has not incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker, investment banker, finder or other Person in a similar capacity has acted, directly or indirectly, for the Company or any of the Subsidiaries, in connection with this Agreement or the transactions contemplated hereby. The Company shall pay, and hold the Investor harmless against, any liability, loss or expense (including reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any claim for such fees arising out of the transactions contemplated by the Transaction Documents.

(q) Application of Takeover Protections. The Company has no “poison pill” or similar stockholder rights plan or agreement in effect. Assuming that the Investor’s representations and warranties in Section 3.2(i) are true as of immediately prior to the execution and delivery of this Agreement, the Company has taken all actions necessary to exempt the Investor Group, the Transaction Documents and the transactions contemplated or permitted hereby and thereby (including, for the avoidance of doubt, the acquisition of any additional shares of Voting Stock to the extent permitted by Section 4.8) from the restrictions on business combinations of Section 203 of the Delaware General Corporation Law (the “DGCL”); provided, however, that the Company has not waived any such provisions that would apply to the extent that the Investor and the Investor Group acquire beneficial ownership of more than 17.5% of the Company’s shares of Common Stock then outstanding or issuable pursuant to the Warrant. Except for Section 203 of the DGCL, there is no control share acquisition, business combination or other anti-takeover provision under the Organizational Documents of the Company or any of the Subsidiaries or the Applicable Laws of their respective states of incorporation or otherwise, that is or could become applicable to the Investor Group as a result of the transactions contemplated or permitted by the Transaction Documents.

(r) Intellectual Property. Section 3.1(r) of the Exceptions Letter sets forth a true and complete list of all Intellectual Property owned by the Company or the Subsidiaries that has been registered, issued or is otherwise subject to a pending application, indicating for each item the registration or application umber, the applicable filing jurisdiction, the recorded owner and the date of application and registration or issuance. The Company or one of the Subsidiaries owns all rights, title and interest in, or has legally obtained and maintained all necessary rights and licenses to use for all purposes currently required by the Company and the Subsidiaries, all Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the business of the Company and the Subsidiaries. All current and former employees and independent contractors of the Company and the Subsidiaries involved in the development of material Company Intellectual Property and all other key employees and senior executives have executed an invention assignment or other work made for hire agreement substantially in the form disclosed to Investor prior to the date hereof and to the extent that any such Intellectual Property has been developed or created by a third party (including any current or former employee or independent contractor of the Company or any Subsidiary) for the Company or any of the Subsidiaries, the Company or one of the Subsidiaries, as the case may be, has a written agreement with such third party with respect thereto, and the Company or one of the Subsidiaries thereby has obtained sufficient ownership of such Intellectual Property to conduct its business as currently conducted. The Company or a Subsidiary solely and exclusively owns all Intellectual Property owned or purported to be owned by the Company or the Subsidiaries, and in each case owns such

Intellectual Property free and clear of all Liens. To the knowledge of the Company, all Intellectual Property owned by or exclusively licensed to the Company or any of the Subsidiaries is valid and enforceable and there is, and since January 1, 2013 has been, no existing infringement by another Person of any of the Intellectual Property owned by or exclusively licensed to the Company or any of the Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each Subsidiary is in compliance with all license contracts to which the Company or any such Subsidiary is a party or otherwise bound. There are no infringement or misappropriation Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries with respect to the conduct of their respective businesses (including the provision of any products or services of the Company or any of the Subsidiaries). Neither the Company nor any of the Subsidiaries, nor the conduct of their respective businesses (including the provision of any products or services of the Company or any of the Subsidiaries), has infringed, misappropriated or otherwise violated any Intellectual Property of any third party in any material respect. The Company and each Subsidiary has taken any and all actions reasonably necessary to maintain, enforce and protect their rights in any and all Intellectual Property owned or licensed to the Company or any of the Subsidiaries, including by taking reasonable measures to protect the confidentiality of proprietary or confidential information (including trade secrets and any source code related to the software owned by or licensed to the Company or any of the Subsidiaries). The Company and the Subsidiaries maintain and enforce policies and procedures regarding data security, website and internet security, privacy and the use of data that are commercially reasonable, and, in any event, the Company and each Subsidiary is in compliance with the their obligations under Applicable Law and contractual obligations with respect to such matters. There has been no material breach or violation of any such website, database or security policy or any unauthorized access to, or use of, any data used in the businesses of the Company, the Subsidiaries or of any third party’s proprietary or confidential information. To the knowledge of the Company, there are no viruses, worms, Trojan horses, self-help code or similar programs which would restrict the proper use or access to any material software used by the Company or the Subsidiaries. All material databases, hardware, and software currently used by the Company and the Subsidiaries perform in substantial compliance with applicable specifications and the Company has no knowledge of any operating problems which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in the use thereof. Neither the Company nor any of the Subsidiaries has modified, conveyed or distributed any software owned by any of them in a manner that obligates the Company or any of the Subsidiaries to (i) make available or distribute such software in source code form, (ii) license such software for the purpose of making derivative works or under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iii) redistribute such software at no charge. No source code of the Company or any of its Subsidiaries has been released to any customer or other third party pursuant to any escrow agreement or similar arrangement.

(s) No Undisclosed Liabilities. There are no liabilities of the Company or any of the Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities provided for in the consolidated balance sheet of the Company and the Subsidiaries as of September 30, 2014 included in the SEC Reports or disclosed in the notes thereto, (ii) liabilities that have arisen since September 30, 2014 in the ordinary course of business, (iii) liabilities incurred in connection with the Transaction Documents and (iv) liabilities that are not, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole.

(t) Material Contracts. (i) Each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Subsidiaries, as the case may be, and, to the knowledge of the Company, of the other parties thereto, (ii) each Material Contract is in full force and effect, and (iii) none of the Company or any of the Subsidiaries is (with or without notice or lapse of time, or both) in material breach or default under any Material Contract and, to the knowledge of the Company, no other party to any Material Contract is (with or without notice or lapse of time, or both) in material breach or default thereunder. None of the Company or the Subsidiaries is party to any agreement that would, after giving effect to the transactions contemplated by the Transaction Documents, restrict in any respect (including by way of exclusivity obligation) the ability of the Investor or its Affiliates to compete in any business or with any Person or in any geographical area. “Material Contract” means, any agreement the Company or any of the Subsidiaries is a party to or bound by that (w) would be required to be filed by the Company as a “Material Contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, (x) provided or provides for aggregate payments from or receipt by the Company or any of the Subsidiaries of more than $2,000,000 during the most recently completed fiscal year or over the remaining term of such Contract, (y) constitutes a joint venture or partnership or similar arrangement that is material to the business of the Company and the Subsidiaries, taken as a whole, or (z) includes provisions pursuant to which (A) the Company or any of the Subsidiaries has granted a license to, or covenant not to be sued under, any material Intellectual Property owned by the Company or any of the Subsidiaries, except for non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice, or (B) the Company or any of the Subsidiaries has been granted a license to, or covenant not to be sued under, any material Intellectual Property owned by a third party (other than licenses for any commercial off-the-shelf software that is generally available on non-discriminatory pricing terms).

(u) Tax Matters. (i) All material Tax returns, statements, reports and forms (including estimated Tax or information returns and reports) required to be filed with any taxing authority by or on behalf of the Company or any Subsidiary, have been filed when due in accordance with all Applicable Laws; (ii) as of the time of filing, such returns were true and complete in all material respects; (iii) all Taxes shown as due and payable on such returns that have been filed have been timely paid, or withheld and remitted to the appropriate taxing authority, except for Taxes that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the most recent financial statements contained in the SEC Reports. There is no audit or examination of any such return presently in progress, nor is there any Proceeding pending or, to the knowledge of the Company, threatened against or with respect to the Company or any of the Subsidiaries in respect of any Tax or Tax asset.

(v) Internal Accounting and Disclosure Controls. The Company maintains a system of internal control over financial reporting (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP and that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal year ended December 31, 2014, and has concluded that such internal controls were effective. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Neither the Company nor, to the knowledge of the Company, the Company’s independent auditors, has identified or been made aware of any significant deficiency or material weakness, in each case which has not been subsequently remediated, in the system of internal control over financial reporting utilized by the Company and the Subsidiaries or any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements with financial reporting oversight or the internal control over financial reporting utilized by the Company. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by Applicable Laws, presented in any applicable SEC Report that is an Annual or Quarterly Report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation (and as of the most recent evaluation, such disclosure controls and procedures were effective). Since the date of the most recent evaluation of such disclosure controls and procedures and internal controls, there have been no significant changes in such controls or in other factors that could significantly affect disclosure controls and procedures or internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(w) Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company is in material compliance with the listing and maintenance requirements and any other applicable rules and regulations of Nasdaq.

3.2 Representations, Warranties and Covenants of the Investor. The Investor hereby represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

(a) Organization; Authority. The Investor is an entity duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its organization, with the requisite corporate, partnership or other entity power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The purchase by the Investor of the Shares hereunder has been duly authorized by all necessary corporate, partnership or other entity action on the part of the Investor. This Agreement has been duly executed and delivered by the Investor and constitutes the valid and binding obligation of the Investor enforceable against it in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other Applicable Laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies. The Investor is not required to obtain any approval, consent, waiver, authorization or order of, give notice to, or make any filing or registration with, any Governmental Authority or other Person, or observe any statutory waiting period relating thereto, in connection with the execution, delivery and performance by the Investor of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, other than (i) compliance with any applicable requirements of the HSR Act and (ii) filings required under applicable U.S. federal and state securities laws.

(b) No Public Sale or Distribution. The Investor is acquiring the Common Stock not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws, and the Investor does not have a present arrangement to effect any distribution of the Shares to or through any person or entity.

(c) Investor Status. At the time the Investor was offered the Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(d) Experience of the Investor. The Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Investor understands that it must bear the economic risk of this investment in the Shares, and is able to bear such risk and is able to afford a complete loss of such investment.

(e) Access to Information. The Investor acknowledges that it has had access to the Disclosure Materials and certain information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment. No information, inquiry, or investigation conducted by or on behalf of the Investor or its representatives or counsel before, on or after the date hereof shall modify, amend or affect the Investor’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.

(f) Restricted Shares. The Investor understands that the Shares are characterized as “restricted shares” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

(g) Placement Agent’s Fees. The Investor has not employed any broker, investment banker, finder or other Person in a similar capacity or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker, investment banker, finder or other Person in a similar capacity has acted, directly or indirectly, for the Investor in connection with this Agreement or the transactions contemplated hereby. The Investor shall pay, and hold the Company harmless against, any liability, loss or expense (including reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any claim for such fees arising out of the purchase of the Shares pursuant to this Agreement.

(h) Litigation. There is no Proceeding pending or, to the Investor’s knowledge, threatened against the Investor or any subsidiary thereof or any of its properties which in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

(i) No Ownership of Company Shares. As of the date of this Agreement, neither the Investor, nor any other member of the Investor Group or any Investor 13D Group, beneficially owns any shares of Common Stock, or any other equity securities of the Company, or any options, warrants or other rights to acquire equity securities of the Company or any other securities convertible into equity securities of the Company. Neither the Investor, nor any other member of the Investor Group or any Investor 13D Group, has purchased, sold, transferred, made any short sale of, granted any option for the purchase of, or entered into any hedging or similar transaction with the same economic effect as a sale of, any equity securities or any options, warrants or other rights to acquire equity securities of the Company.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

4.1 [Reserved].

4.2 Furnishing of Information. The Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. Upon the request of the Investor, the Company shall deliver to the Investor a written certification of a duly authorized officer as to whether it has complied with the preceding sentence. As long as the Investor owns Shares or any other shares of Common Stock, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Investor and make publicly available in accordance with Rule 144(c) such information as is required for the Investor to sell the Shares or any other shares of Common Stock under Rule 144. The Company further covenants that it will take such further action as the Investor may reasonably request, all to the extent necessary from time to time to enable such Person to sell such Shares and any other shares of Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

4.3 Integration. The Company shall not, and shall use its commercially reasonably efforts to ensure that no Affiliate thereof shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the shares of Common Stock under the Transaction Documents in a manner that would require the registration under the Securities Act of the sale of the shares to the Investor under the Transaction Documents or that would be integrated with the offer or sale of the shares such that approval of the stockholders of the Company would be required pursuant to the rules and regulations of any Trading Market.

4.4 Board Observation. From the Closing Date until the earlier of (a) the expiration or termination of the Alliance Agreement in accordance with its terms and (b) the first date on which the Investor Group beneficially owns less than (i) 75% of the Shares or (ii) 5% of the outstanding Common Stock, in each case in this clause (b), for a period of at least 45 consecutive days (the earlier of such dates in (a) or (b), the “Termination Date”), the Company covenants and agrees that the Investor will have the right to designate (w) the Chief Executive Officer of the Investor (it being acknowledged and agreed that such individual, even if he or she is not the Investor Observer at any time, shall be entitled to attend all meetings of the Board and its committees and receive all Board and committee materials as and to the same extent as the Investor Observer at such time), (x) the Chief Financial Officer of the Investor, (y) the Senior Partner Global Marketplace Leader (or equivalent position) of the Investor, or (z) any senior Investor Group executive with appropriate knowledge of the Investor Group’s relationship with the Company under the Alliance Agreement who is, in the case of this clause (z), reasonably acceptable to the Company, as an observer at all meetings of the Board and its committees (the “Investor Observer”), who will initially be Sharon Cunninghis. The Company agrees that the Investor Observer will receive the same notice of meetings or written consents of the Board and its committees as if such designee were a member thereof and the same written materials provided to members of the Board and its committees in connection with meetings of the Board and its committees or written consents of the Board and its committees at the same time such materials are distributed to members thereof, and the Company agrees that the Investor Observer may share all such information and materials with the Investor. The Investor agrees that the Investor Observer may be excluded from such portions of any Board or committee meeting and that such materials may be withheld from the Investor Observer, in each case, as and solely to the extent the Board reasonably determines, based on the advice of outside counsel, is necessary (i) to avoid any conflict of interest with respect to any potential transaction between the Company and the Investor Group or otherwise that is to be discussed or addressed in such materials, if and to the extent that such conflict would have disqualified the Investor Observer from attending such meeting or receiving such materials had the Investor Observer been a director of the Company at the relevant time, (ii) if such portion of the meeting or materials does or will involve the disclosure of any confidential customer lists, pricing, pricing strategy or sales or marketing plans of the Company or any of the Subsidiaries, or (iii) to preserve the Company’s attorney-client privilege; provided that, before the Company may exclude the Investor Observer from any portion of any Board or committee meeting or withhold from the Investor Observer any Board or committee materials pursuant to the foregoing provisions of this sentence, the Company shall notify the Investor of its determination to do so, and consult with the Investor to minimize or eliminate the need for such exclusion or withholding. The Investor agrees not to, and agrees to instruct the Investor Observer not to, share any competitively sensitive information or materials received from the Company or any of the Subsidiaries with any party within the Investor or entity within its corporate organization that should not have that information under applicable anti-trust or similar competition laws. The Investor agrees to cause (A) the initial Investor Observer to execute a Board Observer Letter Agreement at or prior to the Closing and (B) any subsequent Investor Observer to execute a Board Observer Letter Agreement as a condition to the Company’s obligations hereunder to permit such Investor Observer to attend Board and committee meetings and provide such Investor Observer Board and committee materials. The Investor agrees that it will be responsible for the Investor Observer’s costs and expenses in attending Board and committee meetings.

4.5 Listing of Common Stock. The Company hereby agrees to use reasonable best efforts to maintain the listing of the Common Stock on Nasdaq or another national securities exchange. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application the Shares and any other shares of Common Stock acquired by the Investor in accordance with, and as permitted by, this Agreement, and will take such other action as is necessary or desirable in the reasonable opinion of the Investor to cause the Shares and any other such shares to be listed on such other Trading Market as promptly as possible. The Company will comply in all material respects with the Company’s reporting, filing and other obligations under the by-laws or rules of the applicable Trading Market.

4.6 No Impediment to Permitted Accumulation; Anti-Takeover Provisions.

(a) The Company agrees that neither it nor any of the Subsidiaries shall (i) adopt any “poison pill” or similar stockholder rights plan or agreement or any control share acquisition, business combination or other anti-takeover provision under the Organizational Documents of the Company or any of the Subsidiaries, unless such plan, agreement or provision expressly permits the acquisition and ownership by the Investor Group of the Shares and any additional shares of Voting Stock in accordance with, and as permitted by, this Agreement; and (ii) enter into any agreement containing any provision pursuant to which the acquisition and ownership by the Investor Group of the Shares and any additional shares of Voting Stock in accordance with, and as permitted by, this Agreement would require any consent or other action by any Person, constitute a default, whether with or without notice or lapse of time or both, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of the Subsidiaries, or to the loss of any benefit to which the Company or any of the Subsidiaries would otherwise be entitled, under such agreement.

(b) If any “poison pill” or similar stockholder rights plan or agreement or any control share acquisition, business combination or other anti-takeover provision under the Organizational Documents of the Company or any of the Subsidiaries or the Applicable Laws of their respective states of incorporation or otherwise shall become applicable to any member of the Investor Group, the Company shall grant such approvals and take such actions as are necessary and within its control so that the transactions contemplated or permitted by the Transaction Documents and the Rights Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on such transactions; provided that the Company shall not be required to grant such approvals and/or take such actions to the extent that they would permit the Investor and/or the

Investor Group to acquire beneficial ownership of more than 17.5% of the Company’s shares of Common Stock then outstanding or issuable pursuant to the Warrant; provided, however, that the Company shall not grant any approvals and/or take any actions under any “poison pill” or similar stockholder rights plan or agreement, or any such control share acquisition, business combination or other anti-takeover provision, in either case so as to permit any other Person or 13D Group to acquire beneficial ownership of more than 17.5% of the Company’s shares of Common Stock then outstanding or issuable pursuant to the Warrant, unless the Company grants such approvals and/or takes such actions for the benefit of the Investor and the Investor Group at substantially the same time as, and on terms that are no less favorable to the Investor and the Investor Group than, such approvals and/or actions granted and/or taken for the benefit of such other Person or 13D Group.

4.7 Notice of Transactions. Notwithstanding anything to the contrary herein, including Section 4.8(a), the Company agrees that until the Termination Date:

(a) If the Company determines to explore a possible process for a sale transaction that would, if consummated, constitute a Change of Control of the Company, the Company shall notify the Investor of such process and allow the Investor to participate therein on terms and conditions at least as favorable to the Investor as the most favorable terms and conditions offered to any third party participating therein.

(b) The Company shall not enter into any agreement providing for a Change of Control of the Company, unless the Company notifies the Investor in writing at least five Business Days before taking such action of its intention to do so (it being understood and agreed that any amendment to the financial or other material terms of the proposed Change of Control shall require a new written notice from the Company and the observation of a new five Business Day period under this Section, and that if the Investor makes an offer or proposal within any such five Business Day period, the Board shall consider such offer or proposal in good faith).

4.8 Standstill.

(a) The Investor agrees that until the Termination Date, none of the Investor, Parent or any of its other controlled Affiliates, shall directly or indirectly:

(i) except at the specific written request of the Company or pursuant to a Competing Bid, propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of the Subsidiaries;

(ii) otherwise act alone to publicly seek, or act in concert with others to seek, to control the management, Board or policies of the Company; provided that the actions permitted by clause (i) of this Section 4.8(a) and the actions of the Investor Observer in connection with serving as such shall be deemed to not violate this clause (ii);

(iii) except as permitted by clause (i) of this Section 4.8(a), acquire additional shares of Voting Stock without the consent of the Board if the effect of such acquisition would be to increase the percentage of Total Current Voting Power of the Company represented by all Voting Stock beneficially owned by the Investor Group, including any Voting Stock issuable upon the exercise of any Non-Voting Convertible Shares, to more than 17.5% of the sum of (A) the Company’s shares of Common Stock then outstanding, and (B) any shares then issuable pursuant to the Warrant;

(iv) solicit or participate in the solicitation of proxies with respect to any Voting Stock, or seek to advise or influence any person with respect to the voting of any Voting Stock (other than as otherwise provided or contemplated by this Agreement);

(v) deposit any Voting Stock in a voting trust or, except as otherwise provided or contemplated herein, subject any Voting Stock to any arrangement or agreement with any third party with respect to the voting of such Voting Stock;

(vi) join a 13D Group (other than a group comprising solely of the Investor and its Affiliates) for the purpose of acquiring, holding, voting or disposing of Voting Stock or Non-Voting Convertible Shares;

(vii) except at the specific written request of the Company or pursuant to a Competing Bid, take any action which would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination or merger involving the Company or any of its Subsidiaries;

(viii) publicly disclose any intention, plan or arrangement inconsistent with the foregoing;

(ix) knowingly advise, assist or encourage any other Persons in connection with any of the foregoing; or

(x) publicly request that the Company (or its respective directors, officers, affiliates, employees or agents), directly or indirectly, amend or waive any provision of this Section 4.8(a), unless and until the Person seeking such amendment or waiver has received the prior written invitation or approval of the Company.

Notwithstanding anything to the contrary in this Agreement, (i) the prohibitions in this Article IV shall not affect the Investor’s ability to hold the Shares, (ii) the prohibitions in this Section 4.8 shall not prevent the Investor from making any confidential offer or proposal to the Board for a potential transaction (including a Change of Control transaction), and (iii) if (w) a Change of Control of the Company has occurred, (x) the Company has entered into an agreement providing for a Change of Control of the Company, (y) a third party has made a public offer or proposal (including a tender or exchange offer) or publicly announced an intention to make any such offer or proposal that would, if consummated, result in a Change of Control of the Company, or (z) any Person or 13D Group (other than (A) the Company Existing Control Group, or (B) any Person or 13D Group that files a statement on Schedule 13G with the SEC and indicates on the cover page thereof that such Schedule 13G is being filed pursuant to Rule 13d-1(b) under the Exchange Act) has acquired beneficial ownership of Voting Stock representing 15% or more of the Total Current Voting Power of the Company represented by all Voting Stock, then, in each case in this clause (iii), the prohibitions in this Section 4.8 shall immediately terminate without further force or effect and the Investor shall be released from compliance therewith.

(b) In the event that the Company becomes aware that the Investor Group’s beneficial ownership exceeds the ownership limitations under Section 4.8(a), the Company will promptly provide written notice to the Investor. Following delivery of such notice, at the option of the Company, the Investor must either (i) sell shares of Common Stock to the Company, as soon as reasonably practicable after it receives notice thereof from the Company, at the closing price of the Common Stock on a Trading Market on the day prior to the date on which the Investor receives such notice, or (ii) sell such shares to a third party as soon as reasonably practicable after receiving such notice (which sale shall not be restricted by Section 4.9), in each case to cause the Investor Group’s beneficial ownership not to exceed such ownership limitations. If the Investor violates the provisions of clause (ii) of Section 4.8(a), the sole and exclusive remedy of the Company shall be to require (including through an action seeking specific performance under Section 7.13) the Investor to sell such shares of Common Stock that exceed the ownership limitations pursuant to the preceding sentence either to the Company or a third party, together with reasonable attorney’s fees and expenses incurred directly by the Company in connection with enforcing its rights under this Section 4.8(b).

4.9 Lock-Up. From the Closing Date until the earlier of (a) the Termination Date and (b) December 31, 2017, the Investor hereby agrees not to sell, transfer or otherwise dispose of, directly or indirectly, any Shares or other shares of Common Stock or enter into any swap or other arrangement that transfers to another Person any of the economic consequences of ownership thereof, except (i) to the Company, (ii) in response to a tender or exchange offer for the Common Stock (other than a tender or exchange offer by the Investor or any other member of the Investor Group or any Investor 13D Group), (iii) as part of a merger or other transaction in which all outstanding shares of Common Stock of the Company are converted into or exchanged for other consideration and is approved by the stockholders of the Company, (iv) transfers to Affiliates of the Investor in accordance with the terms of this Agreement, provided that such Affiliate agrees to be bound by the terms of this Agreement, or (v) with prior Board approval.

4.10 Press Releases. No later than the Trading Day immediately following the execution of this Agreement, the Company will issue a mutually acceptable press release disclosing the transactions contemplated by the Agreement and the Alliance Agreement. The Company and the Investor shall consult with each other in issuing any subsequent press releases with respect to the transactions contemplated hereby, and the Company and the Investor shall not issue any such press release or otherwise make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except if such disclosure is required by Applicable Law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

4.11 Information Rights. The Company will furnish, or cause to be furnished, to the Investor such additional information regarding the Investor’s investment in the Company as the Investor may reasonably request, including such information as is necessary or appropriate to permit the Investor Group to comply on a timely basis with their financial reporting obligations in respect of the Investor’s investment in the Company.

4.12 Regulatory Filings. If any direct or indirect acquisition of Company securities by the Investor that is permitted or contemplated by the Transaction Documents after the date hereof requires any antitrust or other regulatory filings under Applicable Law, then the Investor and the Company agree to make any such required filings and to cooperate with each other in making any such filings and obtaining and maintaining any related regulatory approvals, consents, authorizations and the expiration or termination of any statutory waiting periods relating thereto, including providing one another any information reasonably required from each other with respect thereto, in each case as promptly as practicable.

ARTICLE V

CONDITIONS PRECEDENT

5.1 Conditions Precedent to the Obligations of the Investor. The obligation of the Investor to consummate the Closing is subject to the satisfaction or waiver by the Investor of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality or Material Adverse Effect qualifiers, which shall be true and correct in all respects, and the representations and warranties set forth in Section 3.1(g) (Capitalization), which shall be true and correct in all but de minimis respects) as of the date hereof and as of the Closing Date.

(b) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

(c) Other Documents. The Investor shall have received each of the deliverables, documents and instruments set forth in Section 2.2(b).

(d) Regulatory Approvals. Any material approval, consent, waiver, authorization or order of any Governmental Authority or other Person required to consummate the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

(e) Qualification Under State Securities Laws. All registrations, qualifications, permits and approvals, if any, required to be obtained prior to the Closing under applicable state securities laws shall have been obtained for the lawful execution, delivery and performance of this Agreement and the other Transaction Documents, including the offer and sale of the Shares.

(f) No Litigation. No Proceeding shall be pending or, to the knowledge of the Investor, threatened that questions the validity of this Agreement or the other Transaction Documents or the right of the Company or the Investor to enter into such agreements or to consummate the transactions contemplated hereby and thereby.

(g) No Violation. No Applicable Law shall have been enacted, entered or deemed applicable by any Governmental Authority which would prohibit or make the transactions contemplated by this Agreement or the other Transaction Documents illegal.

(h) Nasdaq Notification. The Company shall have notified Nasdaq of the issuance of the Shares.

(i) Alliance Agreement. The Alliance Agreement shall remain in full force and effect.

5.2 Conditions Precedent to the Obligations of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction or waiver by the Company of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Investor contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date.

(b) Performance. The Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required the Transaction Documents to be performed, satisfied or complied with by the Investor at or prior to the Closing.

(c) Other Documents. The Company shall have received each of the deliverables, documents and instruments set forth in Section 2.2(c).

(d) Regulatory Approvals. Any material approval, consent, waiver, authorization or order of any Governmental Authority or other Person required to consummate the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

(e) Qualification Under State Securities Laws. All registrations, qualifications, permits and approvals, if any, required to be obtained prior to the Closing under applicable state securities laws shall have been obtained for the lawful execution, delivery and performance of this Agreement and the other Transaction Documents, including the offer and sale of the Shares.

(f) No Litigation. No Proceeding shall be pending or, to the knowledge of the Company, threatened that questions the validity of this Agreement or the other Transaction Documents or the right of the Company or the Investor to enter into such agreements or to consummate the transactions contemplated hereby and thereby.

(g) No Violation. No Applicable Law shall have been enacted, entered or deemed applicable by any Governmental Authority which would prohibit or make the transactions contemplated by this Agreement or the other Transaction Documents illegal.

ARTICLE VI

RIGHT OF FIRST OFFER

6.1 Subsequent Offerings. Subject to the provisions of Section 4.8(a), the Investor will have the right of first offer (the “ROFO”) to purchase any and all shares of capital stock or other equity securities, or options, warrants or other securities directly or indirectly convertible into or exchangeable or exercisable for shares of capital stock or other equity securities (“Equity Securities”), that the Company proposes to offer, other than the securities excluded by Section 6.5 hereof.

6.2 ROFO Over Proposed Registered Transfers. In connection with any proposed sale, offer to sell, disposition of or any other like transfer of any Equity Securities by the Company by means of an underwritten public offering pursuant to an effective registration statement under the Securities Act (a “Proposed Registered Transfer”), the Company must deliver written notice to the Investor setting forth the terms and conditions of such Proposed Registered Transfer (the “Proposed Transfer Notice”) not later than ten (10) Business Days prior to the earlier of (i) the entry into a definitive agreement providing for such Proposed Registered Transfer and (ii) the consummation of such Proposed Registered Transfer. Such Proposed Transfer Notice shall offer the Investor the right to purchase any or all of the Equity Securities proposed to be sold, offered for sale, disposed of or otherwise transferred in such Proposed Registered Transfer at the price per share of Common Stock in cash set forth in the Proposed Transfer Notice, or in the case of Equity Securities other than Common Stock, the amount therefor implied by such price per share of Common Stock, as set forth in the Proposed Transfer Notice. To exercise its Right of First Offer under this Section 6.2, the Investor must deliver written notice that the Investor intends to exercise its Right of First Offer as to such Proposed Registered Transfer (the “Exercise Notice”) to the Company within ten (10) Business Days after delivery of the Proposed Transfer Notice, which shall specify the number and class or series of Equity Securities with respect to which the Investor desires to exercise its Right of First Offer; provided, however, that the Investor shall use its commercially reasonable efforts to, as soon as practicable after delivery of the Proposed Transfer Notice, either deliver an Exercise Notice or notify the Company in writing that it waives its right to deliver an Exercise Notice. If the total number of Equity Securities that the Investor has agreed to purchase in the Exercise Notice is less than the total number of Equity Securities set forth in the Proposed Transfer Notice (or if the Investor does not timely deliver an Exercise Notice or delivers a waiver of its right to deliver an Exercise Notice), then the Company shall be free to sell any Equity Securities that the Investor has declined to purchase (or, if the Investor does not timely deliver an Exercise Notice or delivers a waiver of its right to deliver an Exercise Notice, all Equity Securities set forth in the applicable Proposed Transfer Notice) at a price in cash not less than the price set forth in the Proposed Transfer Notice by means of an underwritten public offering of such securities pursuant to an effective registration statement under the Securities Act and on such other terms and conditions as the Company sees fit, it being understood and agreed that (A) any other or future Proposed Registered Transfer or proposed sale, offer to sell, disposition of or any other like transfer of any Equity Securities by the Company covered by Section 6.3 (each, a “Proposed Transfer”) made or permitted to be made by the Company shall remain subject to this Article VI; (B) such public offering shall be consummated within thirty (30) days after the Investor declines to purchase the total number of Equity Securities set forth in the Proposed Transfer Notice (or fails to timely deliver an Exercise Notice or delivers a waiver of its right to deliver an Exercise Notice), and if such offering is not consummated within such thirty (30) day period, such Proposed Registered Transfer shall again become subject to the Right of First Offer on the terms set forth herein; and (C) the Company agrees not to propose to make any Proposed Transfer unless it has the bona fide intention to sell the applicable Equity Securities at the time of such proposal. Such 30-day period shall be automatically extended in the event that the proposed issuance is delayed due to regulatory review until five days after the completion of such review.

6.3 ROFO Over Proposed Unregistered Transfers.

(a) If the Company proposes to engage in any transaction involving the direct or indirect sale or issuance of any Equity Securities other than a transaction covered by Section 6.2,

it shall give the Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to sell or issue the same. The Investor shall have ten (10) Business Days from the giving of such notice to elect to purchase all or any portion of the Equity Securities proposed to be sold or issued for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of such Equity Securities to be purchased.

(b) If the Investor fails to exercise its ROFO with respect to any portion of the Equity Securities offered to the Investor pursuant to Section 6.3(a), the Company shall have thirty (30) days thereafter to sell such portion of such Equity Securities at a price and upon terms and conditions no more favorable to the purchasers thereof than specified in the Company’s notice to the Investor pursuant to Section 6.3(a) hereof. If the Company has not sold such Equity Securities within such thirty (30) days, the Company shall not thereafter issue or sell any Equity Securities, without first again complying with this Article VI. Such 30-day period shall be automatically extended in the event that the proposed issuance is delayed due to regulatory review until five days after the completion of such review.

6.4 Transfer of ROFO. The ROFO of the Investor under this Article VI may be transferred to any Affiliate of the Investor; provided that such Affiliate agrees in writing to be subject to the terms and conditions of this Agreement applicable to the Investor.

6.5 Excluded Securities. The ROFO shall have no application to any of the following issuances of Equity Securities (collectively, the “Excluded Securities”):

(a) to employees, directors or consultants pursuant to equity incentive plans maintained by the Company and registered with the SEC on Form S-8; or

(b) solely as consideration for bona fide, arm’s length business or asset acquisitions, mergers, or similar transactions, and not for financing purposes;

provided that, for the avoidance of doubt, subject to Section 4.8(a), nothing in this Agreement shall prevent the Investor from purchasing additional shares of Voting Stock to offset any dilution resulting from any of the transactions listed in (a) through (b) above.

6.6 Stockholder Approval. Nothing in contained in this Article VI shall require the Company to issue any Equity Securities to the Investor if such issuance would require the Company to obtain stockholder approval of the issuance pursuant to the rules of any Trading Market or under Applicable Law.

6.7 Period. The foregoing provisions of this Article VI shall expire upon (a) the Termination Date, (b) any breach by the Investor or its Affiliates of Section 4.8, as amended, or (c) if the Investor delivers an Exercise Notice, the Investor failing to acquire the Equity Securities that are the subject of such Exercise Notice on the terms and conditions set forth in the Exercise Notice within the time frame set forth in this Article VI; provided that, notwithstanding the foregoing, (i) this Article VI shall not terminate pursuant to Section 6.7(b) or (c) unless the Company has provided the Investor with reasonably detailed written notice of the basis for such proposed termination and the Investor has not cured the basis for such proposed termination within fifteen (15) calendar days after receipt of such notice; and (ii) this Article VI shall not terminate pursuant to Section 6.7(c) if the Investor fails to acquire the Equity Securities that are the subject of such Exercise Notice on the terms and conditions set forth in the Exercise Notice within the relevant time frame due to the failure to receive any regulatory approval required for such acquisition or any action or omission of the Company or any Person other than the Investor and its Affiliates. In addition, if Section 4.8 is terminated or suspended pursuant to its terms or otherwise, any obligation of the Company to comply with this Article VI shall terminate with respect to any Equity Securities to the extent that, and for so long as, immediately prior to such termination or suspension, the Investor would have been prohibited from acquiring as a result of Section 4.8, as amended.

ARTICLE VII

MISCELLANEOUS

7.1 Termination. This Agreement may be terminated by the Company or the Investor, by written notice to the other, if the Closing has not been consummated by the third Business Day following the date of this Agreement; provided that no such termination will affect the right of any party to sue for any breach by the other party (or parties). This Section 7.1 and the following provisions of Article VII (other than Section 7.13 (Remedies)) shall survive any termination hereof pursuant to Section 7.1.

7.2 Fees and Expenses. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of the Shares pursuant by the Company to the Investor. All other fees and expenses shall be paid by the party incurring them.

7.3 Entire Agreement. The Transaction Documents, the Rights Agreement and the non-disclosure agreement dated as of March 16, 2011 between Benefitfocus.com, Inc. and Mercer Health & Benefits LLC, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

7.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 7.4 prior to 5:00 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 7.4 on a day that is not a Business Day or at or later than 5:00 p.m. (New York City time) on any Business Day, (c) the Business Day following the date of deposit with a nationally recognized overnight courier service, and (d) upon actual receipt by the party to whom such notice is required to be given. Notice via electronic mail must be supplemented by another of the above methods. The addresses, facsimile numbers and email addresses for such notices and communications are as follows, subject to change as the applicable party may hereafter specify for such purpose by notice to the other parties hereto:

To the Company:

Benefitfocus, Inc.

100 Benefitfocus Way

Charleston, SC 29492

Attention: Paris Cavic, General Counsel

Telephone No.: (843) 849-7476

Facsimile No.: (843) 849-6062

E-mail: paris.cavic@benefitfocus.com

With copies to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Attention: Donald R. Reynolds

Telephone No.: (919) 781-4000

Facsimile No.: (919) 781-4865

E-mail: dreynolds@wyrick.com

To the Investor:

Mercer LLC

1166 Avenue of the Americas

New York, NY 10036

Attention: Rian Miller, General Counsel

Telephone No.: (212) 345-1835

Facsimile No.: (212) 345-4433

E-mail: rian.miller@mercer.com

With copies to:

Mercer LLC

1166 Avenue of the Americas

New York, NY 10036

Attention: Margaret M. O’Brien, Global Chief Counsel - Health & Benefits

Telephone No.: (212) 345-5120

Facsimile No.: (212) 345-5627

E-mail: margaret.o’brien@mercer.com

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Phillip R. Mills

Telephone No.: (212) 450-4000

Facsimile No.: (212) 701-5800

E-mail: phillip.mills@davispolk.com

7.5 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Investor, and in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

7.6 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

7.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign, delegate or otherwise transfer this Agreement or any rights or obligations hereunder without the prior written consent of the Investor. The Investor may assign its rights under this Agreement to any Affiliate of the Investor, provided (i) the Investor agrees in writing with the transferee or assignee to assign such rights and a copy of such agreement is furnished to the Company within a reasonable time after such assignment, (ii) the Company is furnished with written notice of the name and address of such transferee or assignee and (iii) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the transferee or assignee agrees in writing to be bound by all of the provisions contained herein. Any assignment, delegation or other transfer in violation of the foregoing provisions of this Section 7.7 shall be null and void ab initio.

7.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

7.9 Governing Law; Venue; Service of Process; Waiver of Jury Trial. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THAT BODY OF LAWS PERTAINING TO CONFLICT OF LAWS. EACH PARTY HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF DELAWARE FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT MAY NOW OR HEREAFTER HAVE THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR

PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. THE COMPANY AND INVESTOR HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE HEREUNDER OR ANY TRANSACTION CONTEMPLATED HEREBY.

7.10 Survival. The representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided that the representations and warranties set forth in Sections 3.1(b) (Organization and Qualification), 3.1(c) (Authorization; Enforcement), 3.1(f) (The Shares), 3.1(g) (Capitalization), 3.1(p) (Placement Agent’s Fees), 3.1(q) (Application of Takeover Provisions) (the foregoing, collectively, the “Fundamental Representations”), 3.2(a) (Organization; Authority) and 3.2(g) (Placement Agent’s Fees) shall survive until the third anniversary of the Closing Date. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding provisions of this Section 7.10, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

7.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

7.12 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

7.13 Remedies. In addition to being entitled to exercise all rights provided herein or granted by Applicable Law, including recovery of damages, the Investor and the Company will be entitled to seek specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation (other than in connection with any action for temporary restraining order) the defense that a remedy at law would be adequate.

7.14 Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof and prior to the Closing, each reference in any Transaction Document to a number of shares or a price per share shall be amended to appropriately account for such event.

7.15 Other Definitional and Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY:

BENEFITFOCUS, INC.

By:	/s/ Mason R. Holland, Jr.
Name:	Mason R. Holland, Jr.
Title:	Executive Chairman of the Board

Signature Page to Securities Purchase Agreement

INVESTOR:

MERCER LLC

By:	/s/ Julio Portalatin
Name:	Julio Portalatin
Title:	President and Chief Executive Officer

Signature Page to Securities Purchase Agreement

Exhibit A

February     , 2015

Benefitfocus, Inc.

100 Benefitfocus Way

Charleston, South Carolina 29492

Attention: General Counsel

Re:	Board Observer Rights and Obligations

Dear Sir:

This letter will confirm the understanding among Mercer LLC, a Delaware limited liability company (the “Investor”) the undersigned (the “Investor Observer”) and Benefitfocus, Inc., a Delaware corporation (the “Company”), regarding my service as an observer to the Board of Directors of the Company (the “Board”).

On the date hereof, the Investor purchased 2,817,526 shares of the common stock, $0.001 par value, of the Company pursuant to the terms of a Securities Purchase Agreement, dated as of February 24, 2015 (the “Agreement”). I understand that Investor has designated me to serve as the Investor Observer pursuant to Section 4.4 of the Agreement. In connection with such service:

1. I understand that I shall be invited to attend every meeting of the Board and its committees in a non-voting observer capacity. I understand that I shall be given, when given to directors of the Company, all notices of meetings or written consents of the Board and its committees, the same written materials provided to members of the Board and its committees in connection with meetings of the Board and its committees or written consents of the Board and its committees, all of which shall be “Confidential Information” for the purposes of this letter and the attached Non-Disclosure Agreement dated                     , by and between Benefitfocus.com, Inc. and Mercer Health & Benefits LLC, and, by virtue of its signature hereto, the Investor, as it may be amended from time to time (“NDA”). I agree to be bound by the terms of the NDA as a “Representative” thereunder, for the benefit of the Company, which NDA is hereby incorporated by reference. I hereby agree to hold in confidence and trust all information so provided in accordance with the terms of the NDA, it being understood and agreed that I may provide all such information to

Benefitfocus, Inc.

Investor. I understand and agree that, at the request of the Chairman of the Board or the President or General Counsel of the Company, I may be excluded from such portions of any Board or committee meeting and that such materials may be withheld from me, in each case, as and solely to the extent the Board reasonably determines, based on the advice of outside counsel, is necessary (i) to avoid any conflict of interest with respect to any potential transaction between the Company and the Investor Group or otherwise that is to be discussed or addressed in such materials, if and to the extent that such conflict would have disqualified me from attending such meeting or receiving such materials had I been a director of the Company at the relevant time, (ii) if such portion of the meeting or materials does or will involve the disclosure of any confidential customer lists, pricing, pricing strategy or sales or marketing plans of the Company or any of the Subsidiaries (as such term is defined in the Purchase Agreement), or (iii) to preserve the Company’s attorney-client privilege; provided that, before the Company may exclude me from any portion of any Board or committee meeting or withhold from me any Board or committee materials pursuant to the foregoing provisions of this sentence, the Company shall notify the Investor of its determination to do so, and consult with the Investor to minimize or eliminate the need for such exclusion or withholding. I will not share any competitively sensitive information or materials received from the Company or any of the Subsidiaries with any party within the Investor or entity within its corporate organization that should not have that information under applicable anti-trust or similar competition laws. I understand that a failure by the Company to give notice to me of a meeting of its Board or any of it committees shall in no way affect the validity of the notice of such meeting for corporate law purposes.

2. I understand that my position as the Investor Observer shall terminate upon the earlier to occur of (i) the Termination Date (as defined in the Agreement), (ii) designation by Investor of someone other than me to serve as the Investor Observer, (iii) termination by Investor of my designation as the Investor Observer, (iv) my resignation as the Investor Observer or (v) termination of my employment with Investor and its affiliates. Investor or I will notify you in writing promptly in the event that I have resigned my position as the Investor Observer or my designation as the Investor Observer or my employment with Investor and its affiliates while serving as the Investor Observer is terminated by Investor.

[Signature Pages Follow]

I understand that, upon my signature, this letter agreement shall become a binding agreement between me and the Company on and as of the date hereof.

Very truly yours,

Investor Observer’s Signature

Investor Observer’s Name

Investor Observer’s Title with Investor

COMPANY:

BENEFITFOCUS, INC.

By:

Name:

Title:

The undersigned Investor hereby acknowledges and agrees to this letter and, by virtue of its signature below, confirms that it agrees to be a party to and be bound by the terms of the NDA.

INVESTOR:

MERCER LLC

By:

Name:

Title:

[Signature Page to Board Observer Letter Agreement]